As filed with the Securities and Exchange Commission on April 1, 2004

Registration No. 333-100301

Post-Effective Amendment No. 2 to Registration Statement No. 333-85801
Post-Effective Amendment No. 2 to Registration Statement No. 333-91949

U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

POST-EFFECTIVE AMENDMENT NO. 1 TO
REGISTRATION STATEMENT
UNDER THE
SECURITIES ACT OF 1933

CYGNUS, INC.

(Exact name of issuer as specified in its charter)

DELAWARE	94-2978092
(State or jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

400 PENOBSCOT DRIVE
REDWOOD CITY, CALIFORNIA 94063-4179
(650) 369-4300
(Address, including zip code, and telephone number, including area code, of Principal Executive Offices)

John C Hodgman
President, Chief Executive Officer & Chairman
400 Penobscot Drive
Redwood City, California 94063-4179
(650) 369-4300
(Name, Address, including zip code, and telephone number, including area code, of Agent for Service)

COPIES TO:
Lowell D. Ness
Orrick, Herrington & Sutcliffe LLP
1020 Marsh Road
Menlo Park, CA 94025

DEREGISTRATION OF SHARES

     On October 3, 2002, we filed a registration statement on Form S-3 covering 21,934,388 shares of our common stock issuable upon conversion of our convertible debentures, exercise of certain warrants issued to the debenture holders in connection with the Convertible Debentures and the exercise of certain warrants we issued to a placement agent. We filed the registration statement pursuant to the terms of the convertible debenture and Warrant Purchase Agreement and the associated Registration Rights Agreement that we entered into with the initial purchasers of the debentures in a private placement transaction. We amended the registration statement on December 10, 2002, January 22, 2003, April 29, 2003, and May 22, 2003. On June 3, 2003, the Securities and Exchange Commission declared the registration statement effective.

     In accordance with the undertaking contained in the registration statement pursuant to Item 512(a)(3) of Regulation S-K, we are filing this post-effective amendment to remove from registration all of the shares of common stock issuable upon conversion of the debentures or exercise of the warrants that remain unsold under the registration statement as of the date hereof.

     This Post-Effective Amendment No. 1 is being filed to deregister such number of the shares of common stock issuable upon conversion of the debentures or exercise of the warrants registered pursuant to the registration statement as remain unsold thereunder as of the date hereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this post-effective amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Redwood City, State of California on the 1st day of April, 2004.

CYGNUS, INC.

/s/ John C Hodgman

John C Hodgman Chairman, President and Chief Executive Officer